EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer
For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2012 FIRST QUARTER RESULTS AND DECLARES
REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, May 8, 2012 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2012.

For the first quarter of 2012, net sales were $95.0 million, compared with $108.9 million for the first quarter of 2011. Results in the first quarter of 2011 included the accelerated completion of a large government-related order that did not recur in the 2012 period.  Net income in the first quarter of 2012 was $2.0 million, or $0.18 per diluted share, compared to net income of $7.4 million, or $0.61 per diluted share, in the prior year period.

Gross profit for the first quarter of 2012 was $10.9 million, or 11.5% of net sales, compared to $20.7 million, or 19.0% of net sales, for the first quarter of 2011.  For the first quarter of 2012, selling, general and administrative expenses were $7.0 million or 7.4% of net sales, compared to $8.1 million, or 7.5% of net sales, in the prior year period.  Average diluted shares outstanding decreased 8.2% to 11.2 million at the end of the first quarter of 2012 from 12.3 million at the end of the first quarter of 2011, reflecting the impact of the Company’s previously announced $20 million share repurchase program.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share, payable June 25, 2012, to shareholders of record at the close of business on June 18, 2012.

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MILLER INDUSTRIES REPORTS 2012 FIRST QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, CEO of the Company, stated, “We are pleased with our performance in the 2012 first quarter, which was up against challenging comparables in the year ago period, when large follow-on orders from the U.S. government accounted for approximately 42% of our sales. Our results reflected continued improvement across our domestic markets, driven by stronger demand for our commercial products, as well as solid performance in some areas of our European operations despite the challenging economic situation in that region.  The shift in sales mix to commercial products, which include a greater level of chassis sales, affected our gross margin percentages for the period.”

Mr. Badgley added, “While we did not receive any new government-related orders during the period, we continue to work on several tenders worldwide and are encouraged with their progress thus far. We are also encouraged by the trends in our core commercial customer base. Demand throughout our domestic markets, although stronger than year ago levels, dipped slightly late in the first quarter 2012 relative to fourth quarter 2011 levels. We are encouraged, however, by the sentiment exhibited by our customers at our recent international trade show and order levels have again picked up. Conditions in Europe have also improved somewhat, particularly in the U.K., and testing of our products with a prime contractor to the French military continues to progress.”

Mr. Badgley concluded, “Looking ahead, we expect that our sales levels will continue to reflect the current moderate growth environment for our commercial customers both domestically and internationally and we remain confident that our strong, innovative product offering will drive results over the coming quarters. At the same time, we will continue to review our cost base and will take steps to further increase efficiencies and align costs with our current operating environment as necessary. Overall, we are optimistic regarding our outlook for 2012 and committed to leveraging our strong financial position to further invest in our business and return value to our shareholders.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 9, 2012, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=86808

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MILLER INDUSTRIES REPORTS 2012 FIRST QUARTER RESULTS	PAGE 3

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 16, 2012.  The replay number is (877) 344-7529, Passcode 10013489.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and our future revenue levels, operating results and growth initiatives, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2011, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2012	2011	Change
NET SALES	$94,957	$108,925	-12.8%

COSTS AND EXPENSES:

COST OF OPERATIONS	84,073	88,192	-4.7%

SELLING, GENERAL AND	7,002	8,149	-14.1%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	217	146	48.6%

OTHER EXPENSE	336	0	N/A

TOTAL COSTS AND EXPENSES	91,628	96,487	-5.0%

INCOME BEFORE INCOME TAXES	3,329	12,438	-73.2%

INCOME TAX PROVISION	1,319	4,994	-73.6%

NET INCOME	$2,010	$7,444	-73.0%

BASIC INCOME PER COMMON SHARE	$0.18	$0.63	-71.4%

DILUTED INCOME PER COMMON SHARE	$0.18	$0.61	-70.5%

CASH DIVIDENDS DECLARED PER SHARE	$0.13	$0.12	8.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,031	11,769	-6.3%
DILUTED	11,249	12,260	-8.2%